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Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statements, No. 33-28473 on Form S-8, No. 333-06958 on Form S-8, No. 333-11178 on Form S-8, No. 33-51798 on Form F-2, No. 33-96994 on Form F-3, and No. 333-06960 on Form F-3 of our Report dated May 26, 2004, (except for Note 29, as to which the date is June 16, 2004) relating to the consolidated financial statements of Stolt-Nielsen S.A. (a Luxembourg company) and subsidiaries (the "Company") as of November 30, 2003 and 2002, and for the years then ended (which audit report expresses an unqualified opinion and includes explanatory paragraphs concerning 1) the application of procedures relating to certain disclosures and reclassifications of financial statement amounts related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications, and 2) a change in method of accounting for goodwill and other intangible assets effective December 1, 2002) appearing in this Annual Report on Form 20-F of Stolt-Nielsen S.A. for the year ended November 30, 2003.

                      /s/ DELOITTE & TOUCHE LLP

New York, New York

June 16, 2004

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM